Exhibit (d)

Investment Management Agreement

EXHIBIT A

to

INVESTMENT MANAGEMENT AGREEMENT

FUND	EFFECTIVE DATE	ANNUAL MANAGEMENT FEE (as a % of average daily net assets)
Sit International Growth Fund (Series A)	November 1, 1992	1.50% (1)

Sit Balanced Fund (Series B)	December 31, 1993	1.00% (1)

Sit Developing Markets Growth Fund (Series C)	March 31, 1994	2.00% (1)

Sit Small Cap Growth Fund (Series D)	March 31, 1994	1.50% (1)

Sit Dividend Growth Fund (Series G)	December 31, 2003	1.00% (1)

Sit Global Dividend Growth Fund (Series H)	October 1, 2008	1.25% (1)

Sit Small Cap Dividend Growth Fund (Series I)	March 31, 2015	1.25% (1)

Sit ESG Growth Fund (Series J)	Expected - June 30, 2016	1.25% (1)

(1)	Except for extraordinary expenses (as so designated by a majority of the directors of the Company, including a majority of said directors who are not “interested persons” of the Company or of SIA, as defined in the Investment Company Act of 1940, as amended), fees paid under a distribution plan adopted pursuant to Rule 12b-1 under the Investment Company Act of 1940 for class S of Sit Dividend Growth Fund (series G of Sit Mutual Funds, Inc.), class S of Sit Global Dividend Growth Fund (series H of Sit Mutual Funds, Inc.), class S of Sit Small Cap Dividend Growth Fund (series I of Sit Mutual Funds, Inc.), and class S of Sit ESG Growth Fund (series J of Sit Mutual Funds, Inc.), interest, brokerage commissions and other transaction charges relating to investing activities incurred by the Company on behalf of each aforementioned Fund, SIA shall bear all of each Fund’s expenses.

IN WITNESS WHEREOF, the Company and SIA have caused this Exhibit A to the Investment Management Agreement dated as of November 1, 1992 between the Company and SIA to be executed as of May 18, 2016.

SIT MUTUAL FUNDS, INC.

By/s/ Paul E. Rasmussen

Its Vice President

SIT INVESTMENT ASSOCIATES, INC.

By /s/ Roger J. Sit

Its President

23